UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Hispanica International Delights of America, Inc.
(Name of small business issuer in its charter)

Delaware	2080	46-2552550
(State or other jurisdiction of organization)	(Primary Standard Industrial Classification Code)	(Tax Identification Number)

1311 Jackson Avenue, Suite 5D Long Island City, NY 11101 (516) 867-8383 (Address and telephone number of registrant's executive office)	Resident Agents, Inc. 1521 Concord Pike, #303 Wilmington, Delaware 19803 (Name, address and telephone number of agent for service)

With copies to:
Joseph Sanchez, Esq.
295 Northern Boulevard
Suite 301
Great Neck, NY 11021

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Number of Shares to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(1)
Common Stock for sale by us	2,000,000	$0.25	$500,000	$68.20
Common Stock for sale by selling stockholders	1,562,500	$0.25	$390,625	$53.28
Total	3,562,500		$890,625	$121.48

(1)	The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(e) under the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement is filed with the Securities and Exchange Commission and becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

Prospectus Subject to Completion Dated August 22, 2013

HISPANICA INTERNATIONAL DELIGHTS OF AMERICA, INC.

3,562,500 Shares of
Common Stock

This prospectus relates to periodic offers and sales of 3,562,500 shares of common stock by our Company and the selling security holders, which consists of:

Up to 2,000,000 shares of our common stock which we are offering on a direct basis at a price of $0.25 per share; and
Up to 1,562,500 shares of common stock which are presently outstanding and owned by the selling stockholders.

There is no minimum offering and there is no minimum number of shares required to be sold. The offering period will end one hundred eighty (180) days from the effective date of this prospectus but may also be terminated sooner in our sole discretion. Our direct offering shares will be offered and sold on a self-underwritten, best-efforts basis through our officers and directors. Our direct offering shares will be sold at a fixed price of $0.25 per share throughout the offering period. There are no arrangements to place the funds we raise in an escrow, trust or similar account. All proceeds from our direct offering shares will go to us. No assurance can be given that we will be able to sell any of our direct offered shares.

We are an emerging growth company and are electing to extend our transition period for meeting new or revised accounting standards. The term ‘emerging growth company’ means an issuer that had total annual gross revenues of less than $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) during its most recently completed fiscal year. An issuer that is an emerging growth company as of the first day of that fiscal year shall continue to be deemed an emerging growth company until the earliest of –

(A)
The last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every 5 years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(B)
The last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective registration statement under this title;

(C)	The date on which such issuer has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or
(D)	The date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.

As a result of being an emerging growth company, we will be disclosing financial information that will be less complete than those of companies meeting the higher accounting standards. As such, investors will not have access to the same level of financial disclosure as they would in companies meeting the higher accounting standards. Accordingly, this lower level of financial disclosure may adversely affect an investor’s availability to gain an accurate view of the Company’s financial situation in order to make a fully informed investment decision. The company will base its emerging growth status at the end of the fiscal year that is five years after the first sale of shares pursuant to their registration statement.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to company (2)
Per Share	$0.25	None	$0.25
Total Offering	$500,000	None	$500,000

(1)
Represents the maximum underwriting discounts and commissions we will pay if broker-dealers are used to sell our directly offered shares. As of the date of this prospectus we do not have any underwriting agreements.

(2)	Proceeds to us are shown before deducting ancillary expenses payable by us in connection with the offering, estimated at approximately $10,000 including legal and accounting fees and printing costs.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.  For a description of the plan of distribution of these shares, please see page 12 of this prospectus.

Investing in our common stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 4 to read about certain risks you should consider carefully before buying our shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY OF OUR OFFERING	1
RISK FACTORS	4
RISKS RELATING TO OUR BUSINESS	4
RISKS RELATED TO OUR COMMON STOCK	5
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	7
USE OF PROCEEDS	8
DETERMINATION OF OFFERING PRICE	8
DILUTION	9
PLAN OF DISTRIBUTION	9
SELLING SECURITY HOLDERS	10
DESCRIPTION OF SECURITIES	14
INTERESTS OF NAMED EXPERTS AND COUNSEL	16
DESCRIPTION OF BUSINESS	17
DESCRIPTION OF PROPERTY	23
LEGAL PROCEEDINGS	23
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
OFF-BALANCE SHEET ARRANGEMENTS	26
EXECUTIVE COMPENSATION	26
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	27
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	29
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE	29
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION	29
Financial Statements	30

v

SUMMARY OF OUR OFFERING

Prospectus Summary

This summary highlights selected information about our Company, Hispanica International Delights of America, Inc. This summary is intended to highlight information contained elsewhere in this prospectus. You should carefully read the entire prospectus, including the section entitled “Risk Factors.”

Our Business

Hispanica International Delights of America, Inc. (the “Company” or “HIDA”) is an operating Delaware company with an exclusive brand licensing agreement with GRAN NEVADA Beverage, Inc. (“GRAN NEVADA”). Pursuant to exclusive license, the Company has the right to sell the entire GRAN NEVADA line which currently consists of  8 products for a sliding scale royalty fee starting at five percent (5%). The GRAN NEVADA brand products generated estimated revenues of $500,000 during 2012 and have focused its product sales on the Hispanic market which represents the largest growing segment of the U.S. population.

Our principal executive offices are located at 1311 Jackson Avenue, Suite 5D, Long Island City, NY 11101 and our telephone number is (516) 867-8383.

Our Financial Situation

Since inception of our Company, our financial statements for the period ended May 31, 2013 were prepared using the accrual basis of accounting under which revenues are recognized when earned and available as current assets and expenditures are generally recognized when the related liability is incurred for the goods or services received.

Recent Developments

Our Offering

This prospectus relates to the sale of a total of 3,562,500 shares of our common stock. Upon the effective date of this registration statement, up to 2,000,000 shares may be sold by the Company with no minimum to be sold at a fixed price of $0.25 per share.  Up to 1,562,500 shares may be sold by the selling stockholders as set forth under the caption “Selling Stockholders”. The distribution of the shares by the Selling Stockholders is not subject to any underwriting agreement. We will receive all of the proceeds from the sale of our shares at $0.25 per share. We will receive none of the proceeds from the sale of the shares by the Selling Stockholders. We will bear all expenses of the registration incurred in connection with this offering, but all selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

Our Business Objectives

The Company intends to license and acquire potential leading Hispanic and Ethnic brands in America that can be nationally recognized among the U.S. Hispanic and Ethnic populations, for quality food and beverages. The brands distributed emulate the flavors, which have been known for generations among the Hispanic and Ethnic peoples, but that are just now being reintroduced to the mass market. We are dedicated to building long-term relationships with end-consumers through superior products and high quality packaging. The Company’s goal is to maintain a rapid growth rate, and become profitable through building its licensed branded product line with additional products. Our core business objectives are as follows:

•	Define and become the leader in the Hispanic (and Ethnic) food and beverage market in the United States of America.
•	Maximize profits by selling products with the highest possible margin.
•	Maintain low overhead by monitoring and scheduling cost effective manufacturing, production, storage, marketing, selling and distribution.
•	Expand the consumer base to non-Hispanics by positioning non-alcoholic, beverage brands as an alternative and healthier option to cola.

Hispanica International Delights of America, Inc. is currently operating pursuant to an exclusive brand licensing agreement entered into with GRAN NEVADA Beverage Inc.  In order to generate revenues, we must do the following:

1.   The Company must develop its current brands and actively seek additional strategic acquisitions of successful brands of Hispanic and Ethnic inspired foods and beverages industry.

2.  Continually develop and implement a marketing and advertising plan:  In order to promote and establish a public presence for its brands.  We may seek additional acquisitions which complement our business plan, however, we anticipate that our current brands can be further developed allowing us to achieve profitability.  We intend to continuously generate awareness of our products through the implementation of multiple marketing platforms.

3.   Create customer loyalty: The Company recognizes that the Hispanic population is not homogenous, and that each segment of the population is loyal to brands that best recreate the nostalgic essence of foods and drinks from their native countries. We are focused on bringing these traditional flavors to all Americans for the purpose of establishing customer loyalty.

Summary of Selected Financial Information

The following table sets forth summary financial data derived from HIDA’s financial statements. The data should be read in conjunction with the financial statements and the related notes thereto as well as the “Management’s Discussion and Plan of Operation” included elsewhere in this Prospectus.

Financial Data Summary

Balance Sheet Data

ASSETS	May 31, 2013
Cash	$15,200
Total Current Assets	$15,200
Total Assets	$15,200

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable	$2,023
Loan Payable - Related Party	$7,500
Total Current Liabilities	$9,523

STOCKHOLDERS’ EQUITY
Series A Preferred stock; $0.001 par value; 10,000,000 shares authorized; 1,000,000 shares issued and outstanding	$1,000
Common stock: $0.001 par value, 100,000,000 shares authorized 10,237,500 shares issued and outstanding	$18,400
Additional paid-in-capital	$26,310
Deficit accumulated during the development stage	$(26,273)

Total stockholders’ equity	5,677

Total liabilities and stockholders’ equity	$15,200

Statements of Operations Data
Inception on April 15, 2013 to May 31, 2013
Revenues	$-0-

Operating Expenses	$26,250

Earnings (Loss)	$(26,273)

Weighted average number of shares of common stock outstanding	13,670.000

RISK FACTORS

Investment in the securities offered hereby involves a high degree of risk and is suitable only for investors of substantial financial means who have no need for initial liquidity in their investments.  Prospective investors should carefully consider the following risk factors:

RISKS RELATING TO OUR BUSINESS

We are seeking additional financing to expand our intended acquisition of Hispanic and Ethnic food and beverage brand. If we are unable to obtain funding when needed, our business may not grow

We need additional capital to continue to grow our core competencies and to expand into new, industry related opportunities. We will be required to fund the growth of our existing operations through the sale of equity shares and will not be able to continue our current growth if we are unsuccessful in selling such shares.  Any additional equity financing may be dilutive to stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common stock.

Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue to grow our existing business and operations.

If we are unable to establish and maintain relationships with our targeted customer base, we would not be able to continue with operations

We intend to establish strong relationships with our customer base by offering high quality products through a marketing plan designed to create brand loyalty.  There is intense competition for these relationships and we may not be able to attract and retain these relationships in light of competitors with larger budgets and pre-existing relationships. If we cannot successfully secure these relationships, our business would be adversely affected and any investment made into the Company could be lost in its entirety.

Our success is dependent on our officers and directors to properly manage the Company and their loss or unavailability could cause the business to fail

We are heavily dependent on the personal efforts, experience and abilities of our Officers and Directors.  They have been and continue to expect to be able to commit full time to the continuing development of the Company’s business plan. The loss or unavailability of their services would have a materially adverse effect on our business prospects and potential earning capacity.  We do not currently carry any insurance to compensate for any such loss.

As a result of becoming a reporting company, our expenses will increase significantly

As a result of becoming a reporting company whose shares are registered pursuant to the Securities Act of 1933, as amended, our ongoing expenses are expected to increase significantly, including expenses in compensation to our officer, ongoing public company expenses, including increased legal, accounting expenses as a result of our status as a reporting company, and expenses incurred in complying with the internal control requirements of the Sarbanes-Oxley Act. These increased expenses may negatively impact our ability to become profitable.

Changing and unpredictable market conditions may impact the demand for our products

There can be no guarantee that current demand for our programs will continue. There are several other companies currently offering similar products and if these companies are successful in developing new marketing programs, our marketing programs may become obsolete and undesirable in the marketplace. In such a scenario, our current products may become less desirable by our intended customer base.

RISKS RELATED TO OUR COMMON STOCK

We are controlled by current officers, directors and principal stockholders

Our officers and directors and principal founding stockholders beneficially own approximately 42% of the outstanding shares of our common stock. If the full amount of common shares offered through this registration statement is subscribed for, our officers and directors and founding shareholders would control 35% of the issued and outstanding common stock. In addition, our controlling shareholders have 1 million shares of Series A preferred shares which provide 50 votes per share on all corporate actions. So long as our officers and directors and principal founding stockholders control a majority of our fully diluted equity, they will continue to have the ability to elect our directors and determine the outcome of votes by our stockholders on corporate matters, including mergers, sales of all or substantially all of our assets, charter amendments and other matters requiring stockholder approval. This controlling interest may have a negative impact on the market price of our common stock by discouraging third-party investors.

If you purchase shares in this offering, you will experience immediate and substantial dilution

The $0.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

There is currently no market for Hispanica International Delights of America, Inc. common stock, but if a market for our common stock does develop, our stock price may be volatile

There is currently no market for our common stock and there is no assurance that a market will develop. If a market develops, it is anticipated that the market price of our common stock will be subject to wide fluctuations in response to several factors including:

•	The ability to become an industry leader in the Hispanic (and Ethic) food and beverage market in the US.

•	The ability to maximize profits by selling products with the highest possible margins;

•	The ability to generate brand recognition of the Hispanica International Delights of America, Inc. products and acceptance by customers;

•	The ability to manage increased competition from competitors who offer competing products;

•	Hispanica International Delights of America, Inc.’s financial condition and results of operations.

While Hispanica International Delights of America, Inc. intends to have a market maker apply for quotation on the OTCQB  (OTCQB), we may not be approved, and even if approved, we may not be approved for trading on the OTCQB; therefore shareholders may not have a market to sell their shares, either in the near term or in the long term

We can provide no assurance to investors that our common stock will be traded on any exchange or electronic quotation service. While we intend to have a market maker apply for quotation on the OTCQB, we may not be approved to trade on the OTCQB, and we may not meet the requirements for listing on the OTCQB.  If we do not meet the requirements of the OTCQB, our stock may then be traded on the “Pink Sheets,” and the market for resale of our shares would decrease dramatically, if not be eliminated.

There are legal restrictions on the resale of the common shares offered, including penny stock regulations under the U.S. federal securities laws. These restrictions may adversely affect the ability of investors to resell their shares

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in “penny stocks.”  Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, holders of our common stock may find it more difficult to sell their shares.

Future sales of the Company’s common stock by the selling shareholders could cause our stock price to decline

We cannot predict the effect, if any, that market sales of shares of the Company’s common stock or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the Selling Shareholders named herein of our common stock in the public market, or the perception that sales by the Selling Shareholders may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

RISKS RELATED TO OUR COMMON STOCK

Because there is no minimum number of shares to be sold and the Company has not, and may never generate a profit, our business may fail prior to us ever becoming profitable resulting in a complete loss of any investment made into the company

We are offering the public up to 2,000,000 shares of our common stock; however, there is no minimum amount of stock that must be sold prior to us utilizing the proceeds from the offering.  We have never generated revenues and we may never be able to generate revenues in the future.  As such we may be forced out of business prior to ever beginning operations and generating revenues in which case investors would lose their entire investment.

If you purchase shares in this offering, you will experience immediate and substantial dilution

The $0.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value. Accordingly, if you purchase shares in this offering, you will experience immediate and substantial dilution. You may also suffer additional dilution in the future from the sale of additional shares of common stock or other securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements relating to revenue, revenue composition, demand and pricing trends, future expense levels, competition in our industry, trends in average selling prices and gross margins, the transfer of certain manufacturing operations to contract manufacturers, product and infrastructure development, market demand and acceptance, the timing of and demand for products, customer relationships, employee relations, plans and predictions for acquired companies and assets, future acquisition plans, restructuring charges, the incurrence of debt, and the level of expected capital and research and development expenditures. Such forward-looking statements are based on the beliefs of, estimates made by, and information currently available to the Company’s management and are subject to certain risks, uncertainties and assumptions. Any other statements contained herein (including without limitation statements to the effect that the Company or management “estimates,” “expects,” “anticipates,” “plans,” “believes,” “projects,” “continues,” “may,” “could,” or “would” or statements concerning “potential” or “opportunity” or variations thereof or comparable terminology or the negative thereof) that are not statements of historical fact, reflect our current views with respect to future events and financial performance, and any other statements of a future or forward looking nature are forward looking statements. The actual results of the Company may vary materially from those expected or anticipated in these forward-looking statements. The realization of such forward-looking statements may be impacted by certain important unanticipated factors, including those discussed in “Risk Factors” and elsewhere in this prospectus.

Because of these and other factors that may affect our operating results, our past performance should not be considered as an indicator of future performance, and investors should not use historical results to anticipate results or trends in future periods. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in this and other documents that we file from time-to-time with the Securities and Exchange Commission, including subsequent Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

USE OF PROCEEDS

The proceeds from the sale of the shares of common stock offered by us will be up to $500,000 based on a public offering price of $0.25 per share. We will not receive any proceeds from the sale of shares offered by the Selling Stockholders. All funds raised in the offering of our shares will immediately be available to us.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the Company:

	If 25% of	If 50% of	If 75% of	If 100% of
	Shares Sold (1)	Shares Sold (2)	Shares Sold (3)	Shares Sold (4)

Gross Proceeds from this Offering	$125,000	$250,000	$375,000	$500,000

(1) In the event the Company raises $125,000, $25,000 will be allocated to General and Administrative Expenses and $100,000 will be allocated to Production Capacity for our licensed brands.

(2) In the event the Company raises $250,000, $25,000 will be allocated to General and Administrative Expenses, $100,000 will be allocated to Cost of Good and Production Capacity and $125,000 will pay costs of additional brand acquisitions.

(3) In the event the company raises $375,000 the use of proceeds set forth in (2) will apply and the additional $125,000 will be allocated for operating costs associated with the distributor acquisition.

(4) In the event the Company raises $500,000, the use of proceeds set forth in (3) will apply and the balance of $125,000 will be allocated to Working Capital which will be utilized in management’s discretion for general business operations.

DETERMINATION OF OFFERING PRICE

The $0.25 per share offering price of the common stock being sold under this prospectus has been arbitrarily set. The price does not bear any relationship to our assets, book value, earnings or net worth and it is not an indication of actual value.

DILUTION

Dilution represents the difference between the offering price of the shares of Common Stock and the net book value per share of common stock immediately after completion of the offering. “Net book value” is the amount that results from subtracting total liabilities from total assets.

	Pre-Offering	Offering	Post Offering

Offering Price Per Share	$0.25	$0.25	$0.25

Estimated expenses of offering	$15,000.00	$0.00	$0.00

Tangible assets	$15,200.00	$500,000.00	$515,200.00

Liabilities	$9,523.00	$0.00	$9,523.00

Tangible net worth	$5,677.00	$500,000.00	$505,677.00

Outstanding shares	10,237,500	2,000,000	12,237,500

Book value per share	$0.00055	$0.25	$0.04132

Dilution to investors	-	-	$0.20868

Increase to pre-offering shareholders	$0.04077	-	-

PLAN OF DISTRIBUTION

Sales of Shares by Our Company

The Company plans to offer for sale on self-underwritten, best efforts, no minimum basis 2,000,000 common shares at a fixed price of $0.25 per share. There is no minimum number of common shares that we have to sell. There are no minimum purchase requirements. The offering will be for a period of 180 days from the effective date of this prospectus or terminated sooner at our sole discretion.

Currently, we plan to sell the shares in our Company’s offering through solicitations made by our officers and directors; they will not receive any commission from the sale of any shares. They do not intend to make any general advertisements. The officers and directors intend to utilize their personal network of contacts to solicit purchases of the common stock. They do not intend to utilize any materials other than the registration statement and prospectus contained therein in connection with any offers or sales of securities. The officers and directors will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 (the “Act”) in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. These conditions are as follows:

The person is not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

The person is not, at the time of his participation, an associated person of a broker-dealer; and

The person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Act in that he (a) primarily performs, or is intended to primarily perform at the end of the offering, substantial duties for or on behalf of the Issuer other than in connection with transactions in securities; and (b) is not a broker-dealer, or an associated person of a broker-dealer, within the preceding twelve (12) months; and (c) does not participate in selling an offering of securities for any Issuer more than once every twelve (12) months other than in reliance on paragraphs (a)(4)(i) (iii) of the Act, except that for securities issued pursuant to Rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one Rule 415 registration.. Our officers and directors have not, during the last twelve months, and will not, during the next twelve months, offer or sell securities for any other Issuer other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of the Act.

Our Company’s officers and directors do not intend to purchase shares in this offering.

We are subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 10b-5 and insofar as we, under certain circumstances, may be a distribution participant under Regulation M. As a distribution participant, it would be unlawful for us, or any affiliated purchaser, to directly or indirectly bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restricted period. Note that Regulation M does not prohibit us from offering to sell or soliciting offers to buy our securities pursuant to this offering.

The direct offering of our shares will start on the effective date of this prospectus and continue for a period of up to 180 days unless earlier terminated at our sole discretion. Our direct offering will commence on the date the Securities and Exchange Commission declares this registration statement effective. After the declaration of effectiveness, if you decide to subscribe for any shares in this offering, you must do the following:

1.	execute and deliver a subscription agreement; and
2.	deliver a check or US$ denominated funds to us for acceptance or rejection. All checks for subscriptions must be made payable to “Hispanica International Delights of America, Inc.”

If an underwriter is used in the resale of the shares, the Company will file a post-effective amendment to disclose the name of the underwriter and the material terms of any agreement.

We reserve the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All funds from any rejected subscriptions will be returned immediately by us to the subscriber, without deductions. Any incidental interest on a returned subscription will also be submitted to the rejected subscriber with a statement of calculation thereof based upon interest paid by our bank. Subscriptions for securities will be accepted or rejected within five business days after receipt by us.

SELLING SECURITY HOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders”.  Each Selling Stockholder purchased the securities registered hereunder in the ordinary course of business of the Company. Other than registration rights granted by the Company in connection with the issuance of such securities at the time of purchase of the securities to be resold, no Selling Stockholder had any agreement or understanding, directly or indirectly with any person to distribute the securities. The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of our common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any profit from the sale of such shares by the Selling Stockholders and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts under the Securities Act. The Selling Stockholders may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 (“1934 Act”) until their participation in that distribution is complete. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”. We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Stockholder and any underwriter, broker-dealer or agent regarding the sale of shares of our common stock by the Selling Stockholders. The Selling Stockholders will pay all fees, discounts and brokerage commissions in connection with any sales, including any fees to finders.

Any shares of common stock covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The shares of our common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states, the shares of our common stock may not be sold unless they have been registered or qualified for sale or the sale is entitled to an exemption from registration.

Under applicable rules and regulations under Regulation M under the Exchange Act, any person engaged in the distribution of the common stock may not simultaneously engage in market making activities, subject to certain exceptions, with respect to the common stock for a specified period set forth in Regulation M prior to the commencement of such distribution and until its completion. In addition and with limiting the foregoing, the Selling Stockholders will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the common stock by Selling Stockholders. The foregoing may affect the marketability of the common stock offered hereby. There can be no assurance that any Selling Stockholders will sell any or all of the common stock pursuant to this prospectus.

We will pay all expenses of preparing and reproducing this prospectus with respect to the offer and sale of the shares of common stock registered for sale under this prospectus, including expenses or compliance with state securities laws and filing fees with the SEC. We expect such expenses related to the issuance and distribution of the shares of common stock offered by us and the Selling Stockholders to be approximately $15,000.

The Company is registering for offer and sale by the holders thereof 1,562,500 of common stock held by such shareholders. All the Selling Shareholders’ Shares registered hereby will become tradable on the effective date of the registration statement of which this prospectus is a part.

The following table sets forth ownership of the shares held by each person who is a selling shareholder.

Name	Shares Beneficially Owned Prior To Offering(1)	Percent Beneficially Owned Before Offering	Shares to be Offered	Amount Beneficially Owned After Offering	Percent Beneficially Owned After Offering
Andrea Raab	100,000	*	50,000	50,000	*
Irma Rochin-Campus	50,000	*	25,000	25,000	*
Jorge Iraheta	50,000	*	25,000	25,000	*
Jose Orellana	150,000	1.4%	75,000	75,000	*
Michael Gunther	3,000,000	29.0%	900,000	2,100,000	21.0%
Chris H. Giordano	375,000	3.6%	93,750	281,250	2.7%
Hampton Bridge Advisors, LLC	375,000	3.6%	93,750	281,250	2.7%
Sepod, Inc.	250,000	2.4%	62,500	187,500	1.8%
Michael Zaki	50,000	*	12,500	37,500	*
Teresa Grueber	25,000	*	6,250	18,750	*
Trident Merchant Group, Inc.	550,000	5.3%	137,500	412,500	4.0%
Michael Robbins	12,500	*	6,250	6,250	*
Jose Cerritos	150,000	1.4%	75,000	75,000	*
Total	5,137,500		1,562,500
*	Less than one percent (1%).

Section 15(g) of the Exchange Act

Our shares are “penny stocks” covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, FINRA’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. The application of the penny stock rules may affect your ability to resell your shares.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares. As such, your ability to dispose of your shares may be adversely affected.

DESCRIPTION OF SECURITIES

We have 10,237,500 shares of our common stock issued and outstanding subsequent to a 1 for 2 reverse split effected on August 1, 2013. The reverse split occurred subsequent to the date of the financial statements included in this registration statement. There is currently no public market for our common stock and there can be no guarantee that any such market will ever develop.

Common Stock

The Company is authorized to issue up to 100,000,000 shares of common stock, par value $0.001. Holders of our common stock are entitled to one vote for each share in the election of directors and on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

The holders of the common stock are entitled to receive dividends, when and as declared, from time to time, by our board of directors, in its discretion, out of any assets of the Company legally available.

Upon the liquidation, dissolution or winding up of the Company, the remaining assets of the Company available for distribution to stockholders will be distributed among the holders of common stock, pro rata based on the number of shares of common stock held by each.

Holders of common stock generally have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued, fully paid and non-assessable.

Preemptive Rights

No holder of any shares of Hispanica International Delights of America’s stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares voting for the election of directors can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of AEP’s directors.

Preferred Stock

The Company is authorized to issue  10,000,000 shares of Preferred Stock authorized at $0.001 per share. As of the date hereof, the Company has issued 1,000,000 shares of Series A Preferred pursuant to a Consulting Agreement between the Company and the Company’s founders. Each preferred share has 50 votes per share on all corporate matters.

Anti-Takeover Provisions

Stockholders’ rights and related matters are governed by Delaware corporate law, our articles of incorporation and our bylaws. Certain provisions of the General Corporation Law of Delaware may discourage or have the effect of delaying or deferring potential changes in control of the Company. The cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for common stock and in so doing may diminish the market value of the common stock.

One of the effects of the existence of authorized but unissued shares of our common stock may be to enable our board of directors to render it more difficult or to discourage an attempt to obtain control of the Company and thereby protect the continuity of or entrench our management, which may adversely affect the market price of our common stock. If in the due exercise of its fiduciary obligations, for example, our board of directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

Our bylaws provide that special meetings of stockholders may be called only by our board of directors, the chairman of the board, or our president, or as otherwise provided under Delaware law.

Dividend Policy

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors. We have not paid any dividends since our inception and we do not intend to pay any cash dividends in the foreseeable future, but intend to retain all earnings, if any, for use in our business.

Transfer Agent

Our transfer agent is Signature Stock Transfer, Inc. located at 2632 Coachlight Court, Plano Texas 75093. Telephone (972) 612-4120.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The law office of Joe Sanchez, Esq. an independent legal counsel, has provided an opinion and consent on the validity of Hispanica International Delights of America’s issuance of common stock and is presented as an exhibit to this filing.

The financial statements included in this Prospectus and in the Registration Statement have been audited by David Aronson  to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Background

Hispanica International Delights of America, Inc. (“HIDA”) is a Delaware corporation and is a development stage business which has commenced initial operations pursuant to an exclusive brand license agreement with GRAN NEVADA Beverage, Inc.

Currently, the Company has three directors who have assumed responsibility for all planning, development and operational duties and will continue to do so throughout the beginning stages of the Company. Although there are no employees at this time, we do anticipate hiring them as the need arises.

HIDA has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings. Since becoming incorporated, HIDA has not made any significant purchase or sale of assets, nor has it been involved in any mergers, acquisitions or consolidations. HIDA is not a blank check registrant as that term is defined in Rule 419(a)(2) of Regulation C of the Securities Act of 1933, since it has a specific business plan or purpose.

HIDA currently has no intention to engage in a merger with an unidentified company.  We may pursue strategic acquisitions of additional branded products that complement our current business model within the beverage and food industry which may allow us to expand our operations on a national basis.

HIDA’s fiscal year end is July 31.

Business of Issuer

Hispanica International Delights of America, Inc. (the “Company” or “HIDA”) is an operating Delaware company with an exclusive brand licensing agreement with GRAN NEVADA Beverage, Inc. (“GRAN NEVADA”). Pursuant to exclusive license, the Company has the right to all products from GRAN NEVADA for a sliding scale royalty fee starting at five percent (5%). The GRAN NEVADA brand products generated estimated revenues of $500,000 during 2012 and have focused its product sales on the Hispanic market which represents the largest growing segment of the U.S. population.

Our principal executive offices are located at 1311 Jackson Avenue, Suite 5D, Long Island City, NY 11101 and our telephone number is (516) 867-8383.

The Market

The expanding appetite for Latino cuisine among non-Hispanic Americans, combined with the rapid increase in the U.S.’s Hispanic population, will be a boom for the $7 billion Hispanic food and beverage market in 2010, helping to drive sales to $10 billion in 2014, according to Hispanic Food and Beverages in the U.S.: Market and Consumer Trends in Latino Cuisine, 4th Edition, the latest market research study by publisher Packaged Facts. This is a compound annual growth rate (CAGR) of 9.33%.

Along with population growth, buying power within the Hispanic population is expected to increase significantly in the next four to five years. Packaged Facts projects that the buying power of Latinos will reach $1.3 trillion in 2013, up from $984 billion in 2008, representing a CAGR of 5.73% and a cumulative growth rate of 31%. In addition, Hispanic shoppers spend more than other groups on food consumed at home, due to the importance of family mealtime and larger family units.

•	The $7 billion Hispanic food market is expected to reach $10 billion by 2014
•	In addition to sales, the buying power within the Hispanic population is expected to reach $1.3 trillion in 2013, up from $984 million in 2008, an increase of 31%
•	Hispanic shoppers spend significantly more on foods consumed at home due to larger family units and an emphasis on the importance of family mealtime.
•
The three “groups” of products—Authentic Mexican, Nuevo Latino and Mainstream Mexican are all expected to see sale growth. However, the most significant growth is predicted to be non—Hispanic consumption in the Authentic Mexican and Nuevo Latino categories. Whereas some traditional drinks of South America like Yerba Mate lack desirability to mainstream, GRAN NEVADA has formulated its beverages to have a certain wide mass appeal.

Packaged Facts foodservice coverage focuses on outlets that are owned and operated or founded by immigrants from Latin American countries or Hispanic-Americans and which feature exclusively or predominantly Hispanic menus. The report also includes coverage of the expanding presence of Hispanic foods and beverages in traditional American foodservice outlets.

The variety of starters on menus is one of the hottest trends on the restaurant scene right now—so much so that entrees are taking a back seat to small plates, according to 2011 National Restaurant Association, Menu Insights. Ethnic/street food-inspired appetizers like tempura, taquitos, kabobs, dumplings, dim sum and hummus are growing increasingly popular among consumers. This opens the door for trying new beverages such as those offered by the GRAN NEVADA brand.

Demographic Trends

Hispanics accounted for more than half of the U.S. population increase over the last decade, exceeding estimates in most states, reported the Associated Press March 24, 2011. “Pulled by migration to the Sun Belt, America’s population center edged westward on a historic path to leave the Midwest.”

Market Trends

Hispanic foods and beverages achieved sales close to $7 billion in 2009, according to “Hispanic Food and Beverages in the U.S.: Market and Consumer Trends in Latino Cuisine, 4th Edition.” This represented an increase of 28.7% from $5.4 billion in 2005. Analysts predict continued aggressive growth through 2014, with sales projected to top $9.5 billion in 2014.

HIDA is growing by filling unmet demand by an increasing number of Hispanic consumers. The U.S. population of Hispanic consumers wields a formidable combination of fiscal optimism and buying power in excess of $1 trillion, making progressively more acculturated Latinos a demographic capable of shaping the nation’s future economic and marketing trajectory, according to a new report, “Latino Shoppers: Demographic Patterns and Spending Trends Among Hispanic Americans, 8th Edition,” by Packaged Facts. Hispanic buying power is projected to reach $1.3 trillion in 2015, a cumulative increase of around 25%.

The U.S. refreshment beverage market grew by 1.2% in 2010, based on preliminary data from Beverage Marketing Corporation. This represented a significant improvement from the back-to-back declines of the previous two years. Just as the weakened economy hampered beverages’ performance in 2008 and 2009, improved conditions contributed to their rebound. Total liquid refreshment beverage volume exceeded 29 billion gallons in 2010. The market targeted by HIDA, however, remain robust and relatively lower valuation ratios enable the Company to make acquisitions less expensively.

Market Segmentation

Packaged Facts separates the Hispanic food and beverage market into three segments:
•	Mainstream Mexican (tortillas, salsa, tacos, burritos, nachos, refried beans, Tex-Mex cuisine, and other products that have become part of the American culture);
•	Authentic Hispanic (products either imported from Hispanic countries to the U.S. or products made domestically that use traditional recipes); and
•
Nuevo Latino (products with south-of-the border flair, including traditional American foods made with Hispanic ingredients, as well as unique new creations that melt a variety of Hispanic flavors and food traditions).

In particular, Authentic Hispanic and Nuevo Latino are garnering substantial salves boosts from America’s population of adventurous food enthusiasts known as “foodies.” The demand has caused new Hispanic food products to be produced by manufacturers seeking to increase variety to meet the American appetite for new and different options. Foodservice operators are also creating innovative and exciting dishes to keep up with consumer demand.

“All three segments of Hispanic food are becoming increasingly available throughout the U.S. due to expanded distribution through both retail and foodservice outlets and expanded awareness of these products as a result of mass communications on television and the Internet about Hispanic foods and cooking techniques,” says Don Montuori, publisher of Packaged Facts.

Mexicans are by far the largest Hispanic-origin population in the U.S., accounting for nearly two thirds (64%) of the U.S. Hispanic population in 2012. It is a “powerhouse consumer demographic.” A record 33.7 million Hispanics of Mexican origin resided in the U.S. in 2012, according to an analysis of Census Bureau data by Pew Research Center. HIDA is responding to this by creating product lines that are in the highest demand by this demographic.

The US census reported the number of Hispanics grew to 52 million as of 2011, making people of Hispanic origin the nations’ largest race or ethnic minority. The projected Hispanic population of the United States is projected to reach 102.6 million on July 1, 2050. According to this projection, Hispanics will constitute 24 percent of the nation’s total population on that date.

HIDA’s sales will jump from the acquisition of a distributor shortly after financing; however long-run revenue dominance is expected from distribution acquisitions.

Our Products

We have signed an exclusive license to manufacture, sell, and distribute all products from GRAN NEVADA Beverage, Inc.

GRAN NEVADA offers the only al natural, not from concentrate, preservative-free brand of Aguas Frescas (Mexican Horchata, Horchata de Morro, Tamarindo, Hibiscus, Mango, Guava, Pineapple, and Limeade) available in the U.S. today. The GRAN NEVADA brand is geared heavily towards the Hispanic market, but its delicious flavors appeal to almost any palate.

GRAN NEVADA drinks emulate the flavors, which have been known for generations among the Hispanic, Asian, and other world cultures, which we are now bringing to the mass markets in the United States

GRAN NEVADA is dedicated to building long-term relationships with its consumers through superior products and high quality packaging. Its first line of beverages is known as Aguas Frescas and consists of a refreshing array of nostalgic flavors! As seen below, GRAN NEVADA has a variety of frescas fruit flavors, Hibiscus tea, Tamarind and the irresistible, rice and cinnamon, milk, and sugar Horchata.

GRAN NEVADA’s Rosa de Jamaica is made using dried flower petals from the flower Hibiscus sabdariffa. Jamaica (pronounced “ha-my-kah”) or hibiscus sabdariffa, is also known as roselle in some parts of the world. These flowers grow naturally in Latin America and are renowned for their deep scarlet hue, which in turn give the Rosa de Jamaica its distinctive red color. Hibiscus is also a natural antioxidant and diuretic which helps the body process vitamins and minerals properly.

Tamarind is made by using the pulp of the exotic tamarind fruit; an ice-cold bottle of GRAN NEVADA Aguas Frescas Tamarindo is perfect for quenching the deepest of thirsts. The Tamarind (Tamarindus indica) is a tropical tree, native to eastern Africa, but was introduced into most of tropical Asia as well as Latin America and the Caribbean. The tree’s fruit is a brown pod-like legume, which contains a soft pulp and many hard-coated seeds. GRAN NEVADA Agua de Tamarindo is not just delicious but also very high in Vitamin C—which some studies have shown helps to bolster the immune system.

Horchata Mexicana

This ancient cold refreshing Latin drink dates back over 1000 years. Horchata is a rice based drink made with fresh milk, water, and the right blend of authentic flavors and spices. We have honored the tradition of this popular Mexican and Central American drink by using only the best quality ingredients. We invite you to enjoy this delicious, cold, refreshing drink that has been embedded in the Latin American culture for generations.

Horchata de Morro

A Ready to Drink (RTD-Shelf Stable) Horchata de Morro was first introduced by GRAN NEVADA in 2011, and is manufactured by one of the only three companies in the country capable of producing such a beverage. Horchata is milk based with flavorings of rice, cinnamon, sesame, vanilla, and the exotic natural morro flavor which is best known and traditional the Central American market. As seen in our Google search, horchata is gaining popularity. The retail price – point for the product is competitive and ranges from $1.39 to $1.59 per can.

Hibiscus

One of the ingredients that define an authentic Hispanic beverage is hibiscus. It is one out of eight initial GRAN NEVADA SKUs. Hibiscus sabdariffa, or roselle, as it is known in some parts of the world, also has a long list of attractive characteristics. Recent studies note that the flower is rich in riboflavin, niacin, calcium and iron and that it contains antioxidants including flavonoids, gossypetine, hibiscetine and sadderetine. Hibiscus may “be like pomegranate waiting to happen…the next big thing in juice.”

Forbes published “Hibiscus Flowers Help Your Heart” in Sept. 2004, and internet searches for hibiscus follow a consistent cycle of peaking mid-year, and having the fewest internet searches around New Years. The Telegraph in UK reported in 2009, “Hibiscus could cut blood pressure.” Marketing the botanical’s health properties has brought consumers and competitors into the hibiscus beverage industry

Business Growth Objectives

HIDA intends to consolidate food and beverage brands into a single entity designed for Hispanic consumers and other demographics with a growing appreciation for Latin American cuisine. Brands sought by HIDA are primarily engaged in the business of developing, manufacturing, marketing and selling unique, premium, non-alcoholic beverages targeted toward Hispanic and ethnic-neutral consumers.

The potential success of a product focused on a certain ethnic demographic can be demonstrated with Greek yogurt. It had always been around only in “ethnic” supermarkets. On March 16, 2012, the Chicago Tribune reported “In each of the last three years, sales of Greek yogurt have surged more than 100 percent, while non-Greek yogurt has grown at a single-digit pace, according to consumer data tracker Nielsen.” In 2011, Greek yogurt accounted for 20 percent of total yogurt sales, according to market researcher SymphonyIRI.

This is exactly what Vita Coco has done in the coconut water category under the emphasis of functional food. HIDA’s hibiscus product also has a “functional food story.” HIDA is aiming to replicate the success of some of the great beverage product introductions by capitalizing on the shift from distributing with only ethnic grocer distributors to “mainstream beverage” distributors.

The Company’s success not only depends on distribution but also the product flavors, blends, tastes and the quality of ingredients, in addition to the Company’s ability to control input costs, manufacturing expense and deliver a consistent product.

Strategies
1.	Identify, research, evaluate, and negotiate for a controlling position in a distributorship with established sales between $1.2M-$1.8M.
2.	Increase licensed and acquired brand sales.
3.
Enhance marketing of beverages in a ready-to-drink mode. Many of the Hispanic beverages are sold as flavored powders, which are mixed with milk or water to prepare a drink. However in the U.S there has been a trend toward completely prepared foods and ready-to-drink beverages; this is particularly true of younger consumers. The Hispanic population tends to be younger than the general population.

4.	Marketing beverages that require no refrigeration. This allows HIDA’s brands to be stocked anywhere in a store, rather than needing to be in the refrigerated section.
5.	Setting retail price points at levels which are competitive with competing drinks
6.
Selling directly to retail POS through wholly owned distributors and to distributors that already sell products to the Hispanic market. A few regional distributors have been selected that already have established large number of strategically located POS (points of sales.) These distributors have distribution channels in the New York City and Washington, D.C. metropolitan regions.

7.	Supporting product introduction at significant retail outlets with temporary in-store personnel displaying the HIDA brands and offering “tastings.”
8.	Point-of-sale promotional materials, signs on vehicles, and on t-shirts for in-store demonstration personnel and consumer sales.

Marketing Strategy

Ser Padres, a magazine distributed to over 3.4 million Spanish speaking Latinos, dedicates 20% of its editorial space to food. There is no category larger.

HIDA has vast marketing and distribution experience, and this could manifest a relationship with management’s decision to enter into a contract with or as a consulting firm. However, no such revenue is projected, nor is management precluded from such activity independently.

Food services and drinking places spend about 2.26% of revenue on advertising. On average, across all industries businesses spend about 3% of revenue on advertising. In some cases, the Company may associate its products with icon entertainers, sports figures, celebrities and destinations to improve the effectiveness of its marketing efforts.

The Company expects that its products will have tremendous crossover appeal with different ethnic groups, particularly the Asian-American community. This is not surprising, as Asians own many of the medium-size grocers in the Hispanic communities.

The milk industry spent just two cents per gallon on advertising in 2002, while soft drinks spent four cents a gallon, and sports drinks spent 17 cents a gallon. These ratios are not expected to be significantly different today. Bottled water spends just 1 cent per gallon, according to MilkDelivers.org.

In the 2009 Mercury Media Hispanic Index ™, brands that allocated, on average, 24% of their media spend to a separate and unique Hispanic campaign, saw their overall sales revenue increase by an average of 47% and their revenue net of media spend grow by 71%. The decision to target Hispanics is not a zero sum allocation, reports Mercury Media. Incremental spending against this segment will result in a return above and beyond initial investment.

Widespread use of “in-store demos,” in which the Company’s brand gives samples to store customers, have been used by management in the past to initiate sales in new markets. Consumers are attracted to the health benefits of hibiscus and nectars, however presenting employees are given strict instructions regarding the health claims that can be made regarding hibiscus. The net result should be increased brand recognition over a six month time frame. The Company will present at food expos, and use focus groups to help market the best products.

Competition

The main competitors of the Company include Klass, Rosa’s, and Casa del Sol which are located in Texas, upper Midwest, and California. These companies have greater resources than those of the Company which could adversely affect the Company’s potential profitability in this market space.

Employees

Other than our current management team, there are no employees of the Company. Human resource planning will be part of an ongoing process that will include constant evaluation of operations and revenue realization.

Board Committees

HIDA has not yet implemented any board committees as of the date of this Prospectus.

Directors

There is no maximum number of directors HIDA is authorized to have. However, in no event may HIDA have less than one director. Although the Company anticipates appointing additional directors, it has not identified any such person.

DESCRIPTION OF PROPERTY

The Company’s office is located at 1311 Jackson Avenue, Suite 5D, Long Island City, NY 11101.

HIDA management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  HIDA does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.  HIDA’s officers and directors have not been convicted in a criminal proceeding nor have they been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

The Company’s officers and directors have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

Plan of Operation

We are a development stage company, incorporated on April 15, 2013 and have not started operations pursuant to an exclusive brand licensing agreement entered into with GRAN NEVADA Beverage, Inc.  See “Description of Business” contained herein.

Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve (12) months. Our auditors’ opinion is based on the uncertainty of our ability to establish profitable operations. The opinion results from the fact that we have not generated any revenues.  Accordingly, we must raise cash from sources other than operations. Our only other source for cash at this time is investments by others in our Company. We must raise cash to implement our project and begin our operations. The money we raise in this offering will last 12 months, however we will require additional beyond the proceeds raised in this offering to get to a level of operations.

Our board of directors is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should they not have sufficient experience, they may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the Securities and Exchange Commission which ultimately could cause you to lose your investment.

We must raise cash to implement our business plan. The minimum amount of funds raised from the offering that we feel will allow us to begin to implement our business strategy is $125,000. We feel if we can raise the maximum amount of the offering, $500,000, the Company will be able to accelerate the implementation of its business strategy.  However, there can be no assurance provided that even if we do raise the maximum from this offering that we will ever get to a level of operations or generate a profit.

Since incorporation, the Company has financed its operations through minimal initial capitalization.  As of May 31, 2013 we had $15,200 cash on hand.  We had total expenses of $26,273 which were related to start-up costs.

To date, the Company has commenced implementation of its fully planned principal operations and strategic business plan Pursuant to an exclusive license agreement with GRAN NEVADA Beverage, Inc.

The Company’s ability to grow its operations is entirely dependent upon the proceeds to be raised in this offering.  If HIDA does not raise at least the minimum offering amount, it will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues in the future..  If HIDA does not produce sufficient cash flow to support its operations over the next 12 months, the Company will need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  HIDA cannot assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to continue and any investment made by an investor would be lost in its entirety.

HIDA currently does not own any significant plant or equipment that it would seek to sell in the near future.

HIDA management anticipates hiring employees over the next twelve (12) months as needed. Currently, the Company believes the services provided by its officers and directors appear sufficient at this time.

The Company has not paid for expenses on behalf of any director.  Additionally, HIDA believes that this policy shall not materially change within the next twelve months.

The Company has no plans to seek a business combination with another entity in the foreseeable future, however, may entertain strategic acquisitions of food and beverage distributors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to HIDA who own more than 5% of the outstanding common stock as of the date of this prospectus, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class
Common Stock	Fernando Oswaldo Leonzo	3,500,000	34%

Common Stock	Robert Gunther	600,000	6%

Common Stock	Jerry Gruenbaum	200,000	2%

The percent of class is based on 10,237,500 shares of common stock issued and outstanding as of August 20, 2013.

OFF-BALANCE SHEET ARRANGEMENTS

AEP does not have any off-balance sheet arrangements.

EXECUTIVE COMPENSATION

The table below sets forth all cash compensation paid or proposed to be paid by us to the chief executive officer and the most highly compensated executive officers, and key employees for services rendered in all capacities to the Company during fiscal year 2013.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Fiscal year Ended Dec 31	Salary ($)*	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Fernando Oswaldo Leonzo	2013	$0.00	$0.00	$0.00	None
Robert Gunther	2013	$0.00	$0.00	$0.00	None
Jerry Gruenbaum	2013	$0.00	$0.00	$0.00	None

Compensation Policy. Because we are still in the early stages of formation and development, our directors and officers are not currently receiving any compensation.

Stock Option. Because we are still in the early stages of formation and development, our directors and officers have not received any stock options or freestanding SARs.

Bonuses. To date no bonuses have been granted. Any bonuses granted in the future will relate to meeting certain performance criteria that are directly related to areas within the executive’s responsibilities with the Company. As the Company continues to grow, more defined bonus programs will be created to attract and retain our employees at all levels.

Stock Option Plans

Our board of directors has not adopted any Stock Option Plans as of the date of this prospectus.

Compensation of Directors

Because we are still in the development stage, our director is not receiving any compensation other than reimbursement for expenses incurred during his duties.

Employment Contracts; Termination of Employment and Change-in-Control Arrangements

We do not have employment agreements with any of our employees, however, we intend to enter into employment agreements with members of management as the business grows.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

Name	Age	Office	Since
Fernando Oswaldo Leonzo	42	Chief Executive officer, Chairman of the Board of Directors	April 15, 2013 (inception)

Robert Gunther	63	Vice-President, Treasurer	April 15, 2013 (inception)

Jerry Gruenbaum	58	Chief Legal Officer, Secretary, Director	April 15, 2013 (inception)

The term of office for each director is one year, or until the next annual meeting of the shareholders.

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and director.

Fernando Oswaldo Leonzo

Fernando Oswaldo Leonzo currently serves as Chief Executive officer and Chairman of the Board of Directors. Prior to HIDA, Mr. Leonzo was the President for GRAN NEVADA founded in 2010, and Presto Food & Beverage, which he founded in 2001. GRAN NEVADA made its first sale in 2010, and grew to a half million the next year. Presto’s Hispanic beverage brand, SolMaya, grew from zero to over $2 million in sales. Previously, he worked for almost a decade in the financial industry, initially as a sales executive with regional financial firms and later for a major clearinghouse on Wall Street. Prior to his financial service industry experience, he successfully operated a business that distributed recorded music to retailers in the U.S., Mexico and Colombia. He received his undergraduate degree (B.A.) in International Studies from New York University (NYU). He currently serves on the board of directors of HIDA.

Robert Gunther

Robert Gunther currently serves as Vice-President and Treasurer. He has 25 years’ experience in manufacturing and has become a leader and investor in that space. For the past four years, he has managed his own sales business specializing in products for apparel and construction. From 1988 to 2008 he was a Sr. Account Executive with Georgia Narrow Fabrics/ Premier Narrow Fabrics in New York City. He drove millions in sales for major accounts including Jockey, Fruit of the Loom, Warner, and VF. His background includes years of experience managing in purchasing and negotiation contracts for materials.

Jerry Gruenbaum

Jerry Gruenbaum currently serves as Chief Legal Officer, Secretary, and Director. Located in New Haven, CT Mr. Gruenbaum has been a practicing attorney since 1979 specializes in securities, corporate, mergers and acquisitions, and international law. He provides legal services to companies throughout the world in corporate financing, hedge funds, public offerings, private placements, disclosure and regulatory reporting in a wide range of industries including manufacturing, investment banking, broker-dealer, alternative energy, wholesale and retail sales, import-export, e-commerce, advertising, international real estate development, distribution services, and natural resources development.

Board Committees

HIDA has not yet implemented any board committees as of the date of this prospectus.

Employment Agreements

There are currently no employment agreements; however, the Company anticipates entering into employment agreements with key management positions as the Company grows.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in our common stock.  This prospectus is a step toward creating a public market for our common stock, which may enhance the liquidity of our shares.  However, there can be no assurance that a meaningful trading market will ever develop.  HIDA and its management make no representation about the present or future value of HIDA’s common stock.

As of the date of this prospectus, there are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of the Company and other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document we have approximately 10,237,500 shares of common stock outstanding held by 20 shareholders.  These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Conflict of Interest

The current officers and directors of the Company are involved in other business activities and may, in the future, become involved in additional business opportunities.  If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests.  The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of HIDA must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

The founder's shares as disclosed herein were issued to our officers and directors in April 2013.  The Company believes that the issuance of these shares was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

•	The Officer and Director;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
•	Any relative or spouse of any of the foregoing persons who have the same home as such person.

There are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company.  No assets will be or are expected to be acquired from any promoter on behalf of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Since inception until the present time, the principal independent accounting for the Company has neither resigned (nor declined to stand for reelection) nor have been dismissed. The independent accountant for the Company is David A. Aronson, CPA, P.A.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Our By-laws provide for the elimination of the personal liability of our officers, directors, corporate employees and agents to the fullest extent permitted by the provisions of Delaware law. Under such provisions, the director, officer, corporate employee or agent who in his/her capacity as such is made or threatened to be made, party to any suit or proceeding, shall be indemnified if it is determined that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of our Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and persons controlling our Company pursuant to the foregoing provision, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Balance Sheets
May 31, 2013 and 2012

ASSETS

	2013	2012
Current Assets:
Cash and equivalents	$15,200	$-
Total current assets	15,200	-

	$15,200	$-

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
Accounts payable and accrued expenses	$2,023	$-
Loan payable - related party	7,500	-
Total current liabilities	9,523	-

Commitments

Stockholders' Equity:
Series A Preferred stock, $0.001 par value; 10,000,000 shares authorized,
1,000,000 and -0- shares issued and outstanding	1,000	-
Common stock, $0.001 par value; 100,000,000 shares authorized,
18,400,000 and -0- shares issued and outstanding, respectively	18,400	-
Additional paid in capital	26,310	-
Subscriptions receivable	(13,760)	-
Deficit accumulated during development stage	(26,273)	-
	5,677	-

	$15,200	$-

See accompanying notes to financial statements.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Statements of Operations
For the Years Ended May 31, 2013 and 2012 and for the Period
From April 15, 2013 (Inception) to May 31, 2013

	From April 15, 2013 (Inception) to May 31, 2013	2013	2012

Product sales, net	$-	$-	$-
Cost of goods sold	-	-	-
Gross income	-	-	-

Expenses:
Professional fees	25,250	25,250	-
Other	1,000	1,000	-
	26,250	26,250	-

Net loss before other income and expenses	(26,250)	(26,250)	-

Other income and (expenses)
Interest expense	(23)	(23)	-
	(23)	(23)	-

Net loss	$(26,273)	$(26,273)	$-

Basic and diluted loss per share	$(0.00)	$(0.00)	$-

Basic and diluted weighted average number
of shares outstanding	13,670,000	13,670,000	-

See accompanying notes to financial statements.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period from April 15, 2013 (Inception) to May 31, 2013

							Accumulated
					Additional		Deficit During	Total
	Common Stock		Series A Preferred		Paid in	Subscriptions	Development	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Receivable	Stage	Equity
Balance at - April 15, 2013 (inception)	-	$-	-	$-	$-	$-	$-	$-

Issuance of common shares for cash
at $0.001 per share	11,800,000	11,800	-	-	-	-	-	11,800
Issuance of series A preferred shares for
services at $0.001 per share	-	-	1,000,000	1,000	-	-	-	1,000
Issuance of common shares for cash
at $0.00286 per share	6,000,000	6,000	-	-	11,160	-	-	17,160
Issuance of common shares for cash
at $0.01188 per share	400,000	400	-	-	4,350	-	-	4,750
Issuance of common shares for cash
at $0.05 per share	200,000	200	-	-	9,800	-	-	10,000
Subscriptions receivable	-	-	-	-	-	(13,760)	-	(13,760)
Contribution to additional paid in capital	-	-	-	-	1,000	-	-	1,000
Net loss	-	-	-	-	-	-	(26,273)	(26,273)
Balance - May 31, 2013	18,400,000	$18,400	1,000,000	$1,000	$26,310	$(13,760)	$(26,273)	$5,677

See accompanying notes to financial statements.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended May 31, 2013 and 2012 and for the Period
From April 15, 2013 (Inception) to May 31, 2013

	From April 15, 2013 (Inception) to May 31, 2013	2013	2012

Cash flows from operating activities:
Net loss	$(26,273)	$(26,273)	$-
Adjustments to reconcile net loss to net cash used
by operating activities:
Accounts payable and accrued expenses	2,023	2,023	-
Series A Preferred stock issued for services	1,000	1,000
Common stock issued for services	4,750	4,750
Net cash used by operating activities	(18,500)	(18,500)	-

Cash flows from financing activities:
Proceeds from issuance of common stock	25,200	25,200	-
Proceeds from loan payable - related party	7,500	7,500	-
Stockholder contribution	1,000	1,000	-
Net cash provided by financing activities	33,700	33,700	-

Net increase in cash	15,200	15,200	-
Cash at beginning of period	-	-	-
Cash at end of period	$15,200	$15,200	$-

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

See accompanying notes to financial statements.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2013 and 2012

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization
Hispanica International Delights of America, Inc. ("HIDA" or the "Company") was incorporated in Delaware in April 2013.  The Company has been in the development stage since inception and has not generated any sales to date.  The Company plans to market traditional Hispanic and ethnic food recipes and will license and/or acquire existing brands and distributors of Hispanic products.

Revenue Recognition
In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized at the time the product is delivered or services are performed.  Provision for sales returns are estimated based on the Company's historical return experience.  Revenue is presented net of returns.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment Information
The Company follows Accounting Standards Codification ("ASC") 280, "Segment Reporting".  The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Net Loss Per Common Share
Basic net (loss) income per common share is calculated using the weighted average common shares outstanding during each reporting period.  Diluted net (loss) income per common share adjusts the weighted average common shares for the potential dilution that could occur if common stock equivalents (convertible debt and preferred stock, warrants, stock options and restricted stock shares and units) were exercised or converted into common stock.  There were no common stock equivalents at May 31, 2013.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2013 and 2012

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes
Deferred income taxes are recognized for the tax consequences related to temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes at each year end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.  A valuation allowance is recognized when, based on the weight of all available evidence, it is considered more likely than not that all, or some portion, of the deferred tax assets will not be realized.  Income tax expense is the sum of current income tax plus the change in deferred tax assets and liabilities.

ASC 740, Income Taxes, requires a company to first determine whether it is more likely than not (which is defined as a likelihood of more than fifty percent) that a tax position will be sustained based on its technical merits as of the reporting date, assuming that taxing authorities will examine the position and have full knowledge of all relevant information.  A tax position that meets this more likely than not threshold is then measured and recognized at the largest amount of benefit that is greater than fifty percent likely to be realized upon effective settlement with a taxing authority.

Stock-Based Compensation
The Company accounts for equity instruments issued to employees in accordance with ASC 718, Compensation - Stock Compensation.  ASC 718 requires all share-based compensation payments to be recognized in the financial statements based on the fair value using an option pricing model.  ASC 718 requires forfeitures to be estimated at the time of grant and revised in subsequent periods if actual forfeitures differ from initial estimates.

Equity instruments granted to non-employees are accounted for in accordance with ASC 505, Equity.  The final measurement date for the fair value of equity instruments with performance criteria is the date that each performance commitment for such equity instrument is satisfied or there is a significant disincentive for non-performance.

Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2013 and 2012

Note 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Pronouncements
There are no recent accounting pronouncements that apply to the Company.

Note 2.  LOAN PAYABLE - RELATED PARTY

During the year ended May 31, 2013 a corporation under common ownership and management advanced the Company $7,500 to pay for certain expenses.  The loan bears interest at 3%.  Principal and accrued interest are due on August 31, 2013.  Any amounts remaining unpaid after that date will bear interest at 12%.

Note 3.  STOCKHOLDERS' EQUITY

The Company has authorized 100,000,000 shares of common stock with a par value of $0.001 per share.  At May 31, 2013, 18,400,000 shares of common stock were issued and outstanding.

The Company has authorized 10,000,000 shares of Series A preferred stock with a par value of $0.001 per share.  At May 31, 2013, 1,000,000 shares of common stock were issued and outstanding.  These shares can vote on all matters on a 50 votes per one share basis.

In April 2013, the Company issued 11,800,000 shares of common stock at par value, or $0.001 per share.

In April 2013, the Company issued 1,000,000 shares of Series A preferred stock at par value, or $0.001 per share to the founders of the Company for services provided to the Company.

In May 2013, the Company issued 6,000,000 shares of common stock at $0.00286 per share.

In May 2012, the Company issued 400,000 shares of common stock at $0.01188 per share for services provided to the Company.

In May 2013, the Company issued 200,000 shares of common stock at $0.05 per share.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2013 and 2012

Note 4.  COMMITMENTS AND CONTINGENCIES

In May 2013, the Company signed a licensing agreement with Gran Nevada Beverage, Inc. (Gran Nevada), a related party through common ownership and management.  The agreement provides the Company with the exclusive right to sell and distribute all of Gran Nevada's natural drink products in the United States, Mexico and Canada.  The agreement calls for the Company to make royalty payments to Gran Nevada based upon gross sales of the products being licensed.  The agreement is for an initial term of five years with an option to extend the agreement for an additional five year period.

Royalty payments are to be made every six months as follows:

Gross Sales	Royalty Rate	Form of Payment
Up to $1,000,000	5.00%	100% stock
Between $1,000,000 and $2,500,000	3.00%	75% stock; 25% cash
Between $2,500,000 and $5,000,000	2.50%	50% stock; 50% cash
Over $5,000,000	2.00%	Company's option

The Company currently leases its offices on a month to month basis from the Company's President and stockholder for $500 per month.

Rent expense for the two months ended May 31, 2013 totaled $1,000 and was capitalized as additional paid-in capital.

Note 5.  INCOME TAXES

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.  The sources and tax effects of the differences are as follows:

Income tax provision at the federal
statutory rate	15%
Effect of operating losses	(15)%
0%

As of May 31, 2013, the Company has a net operating loss carryforward of approximately $22,000.  This loss will be available to offset future taxable income.  If not used, this carryforward will begin to expire in 2033. The deferred tax asset relating to the operating loss carryforward has been fully reserved at May 31, 2013.  The principal difference between the operating loss for income tax purposes and reporting purposes is stock issued for services.

Hispanica International Delights of America, Inc.
(A Development Stage Company)
Notes to Financial Statements
May 31, 2013 and 2012

Note 6.  BASIS OF REPORTING

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations during its development stage as a result of its investment necessary to achieve its operating plan, which is long-range in nature.  For the period from April 15, 2013 (inception) to May 31, 2013, the Company incurred a net loss of approximately $26,000.  In addition, the Company has no significant assets or revenue generating operations.

The Company currently does not have sufficient cash to sustain itself for the next 12 months, and will require additional funding in order to execute its plan of operations and to continue as a going concern.  To meet its cash needs, management expects to raise capital through a private placement offering.  In the event that this funding does not materialize, certain stockholders have agreed, orally, to loan, on a non-interest bearing demand basis, sufficient funds to maintain the Company's operations for the next 12 months.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Note 7.  SUBSEQUENT EVENT

In June 2013, the Company issued 525,000 pre-split shares of its common stock for $26,250, or $0.05 per share.

In July 2013, the Company issued 15,000 pre-split shares of its common stock for $300, or $0.05 per share.

In August 2013, the Company issued 1,250,000 pre-split shares of its common stock for services provided to the Company at $0.016 per share, or $20,000.

On August 1, 2013, in a special meeting, the Company’s Board of Directors approved a 1:2 reverse split of the Company’s common stock.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Hispanica International Delights of America, Inc. Bylaws provide for the indemnification of present or former directors or officers.  HIDA indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney’s fees actually or reasonably incurred by officers and directors.  Delaware law also provides for discretionary indemnification for each person who serves as or at HIDA request as an officer or director.  HIDA may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, HIDA best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Delaware Law

Pursuant to the provisions of Delaware Statutes, HIDA shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by HIDA in connection with the sale of the common stock being registered. HIDA has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Accounting	$10,000
SEC Electronic Filing	$3,500
Transfer Agent	$1,500
Total	$15,000

RECENT SALES OF UNREGISTERED SECURITIES

During the past year, the Company issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

The Company has issued 18,000,000 shares of its common stock in private transactions for total consideration of $38,960 and 400,000 shares were issued for services rendered. The Company believes that the issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving any public offering.

INDEX OF EXHIBITS

Exhibit No.	Description

3.1	Articles of Incorporation filed on April 15, 2013
3.2	Amended Articles of Incorporation
3.3	By-laws adopted on April 15, 2013
4.1	Specimen Common Stock Certificate*
5.1	Opinion of Joseph Sanchez, Esq.
10.1	Exclusive License Agreement
23.1	Consent of David Aronson CPA, PA
23.2	Consent of Joseph Sanchez (see exhibit 5.1)

*To be filed by amendment
UNDERTAKINGS

The registrant hereby undertakes:

To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

     (iii)  Include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For determining liability of the undersigned registrant under the Securities Act to purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(iv) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(v) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(vi)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(vii) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Long Island City, State of New York on August 22, 2013.

By:	Hispanica International Delights of America, Inc. /s/ Fernando Oswaldo Leonzo Fernando Oswaldo Leonzo Chief Executive Officer, Chairman of the Board of Directors

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on August 22, 2013:

Signature	Title

/s/ Fernando Oswaldo Leonzo	Chief Executive Officer, Chairman of the Board of
Fernando Oswaldo Leonzo	Directors, Principal Executive Officer, Principal,
Financial Officer and Principal Accounting Officer

/s/ Robert Gunther	Vice-President, Treasurer, Director
Robert Gunther

/s/ Jerry Gruenbaum	Chief Legal Officer, Secretary, Director
Jerry Gruenbaum

BACK COVER

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.